Exhibit 2.01

                              ACQUISITION AGREEMENT
                                       AND
                                 PLAN OF MERGER

         This Acquisition Agreement and Plan of Merger ("Agreement"), dated as of this 13th day of June, 2002, is made by and among Mid-Power Service Corporation, a Nevada corporation ("Mid-Power"), Red Star, Inc., a Nevada corporation ("Red Star"), and Mid-Power Resource Corporation, a Nevada corporation ("MergerCo"), sometimes collectively referred to as the "Parties", with reference to the following:

                                    RECITALS:

         A. Mid-Power is a corporation duly organized and validly existing under the laws of the State of Nevada engaged in oil and gas production, development and exploration in the United States. Mid-Power is required to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mid-Power's common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board administered by the Nasdaq Stock Market.

         B. Red Star is a corporation duly organized and validly existing under the laws of the State of Nevada engaged in natural gas production in Utah, all of the issued and outstanding shares of which are owned by Edward Mike Davis ("Davis").

         C. The directors of Mid-Power and Red Star believe that the combination of Red Star's assets with Mid-Power's capital and access to capital will result in more profitable and utilized assets.

         D. Red Star desires to be acquired by Mid-Power, so that all of the shares of Red Star owned by the sole shareholder of Red Star, Davis, shall be converted into cash, a promissory note and shares of common stock of Mid-Power as hereinafter set forth.

         E. In order to effect Mid-Power's acquisition of Red Star, Mid-Power's wholly-owned subsidiary organized under the laws of the State of Nevada, MergerCo, shall serve as the merger company, which, upon the terms and subject to the conditions of this Agreement and in accordance with the laws governing private corporations of the State of Nevada ("Nevada Law"), shall merge with and into Red Star (the "Merger"), and Red Star shall survive the Merger (the "Surviving Corporation"), for the purpose of making Red Star a wholly-owned subsidiary of Mid-Power. Pursuant to the terms of the Merger, the shares of common stock of Red Star ("Red Star Stock") issued and outstanding or existing immediately prior to the "Effective Time" (as defined below) of the Merger, will be converted at the Effective Time into the right to receive cash, a promissory note and newly-issued shares of common stock of Mid-Power, par value $0.001 per share ("New Mid-Power Stock"), subject to certain restrictions on transfer as hereinafter provided. The shares of common stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted to stock of the Surviving Corporation. The shares of common stock of Mid-Power, par value

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$0.001 per share ("Mid-Power Stock"), issued and outstanding immediately prior to the Effective Time will remain issued and outstanding.

         F. The respective boards of directors of Mid-Power and Red Star deem it advisable to enter into this Agreement and have, by resolutions duly adopted, approved this Agreement and determined that the Merger is consistent with and in furtherance of the long-term business strategies of each of them, and is fair to and in the best interests of each of them and each of their respective stockholders, and have approved the issuance of New Mid-Power Stock, and the other transactions contemplated hereby.

         G. For federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that each Party will take all actions requested by the other and reasonably necessary to so qualify the Merger, although neither Party has obtained or will be required to obtain or provide an opinion of counsel to the foregoing effect.

         H. In order to expedite the consummation of the transaction contemplated hereby and to meet the requirements of Red Star and Davis, on May 10, 2002, Davis and James W. Scott ("Scott"), acting for himself and in anticipation of a possible assignment to and assumption by Mid-Power, entered into an "Option Agreement" and those certain "Addendum to the Option Agreement Dated May 10, 2002, between the Parties Hereinafter Named Below", dated as of May 10, 11, 12 and June 10, 2002 (the "Option"), relating to the transaction described in the Option and contemplated by this Agreement.

         I. On the execution of the Option, Scott caused the initial $5,500,000 payment due under the Option to be made to Davis. Contemporaneous with the execution of this Agreement, Scott is conveying to Mid-Power all of Scott's right, title and interest under the Option, which is thereby accepted by Mid-Power and acknowledged by Davis, who thereby releases and discharges Scott from any further liability or obligation under the Option and agrees to look solely to Mid-Power for any further performance thereunder with the same force and effect as if such assignment and assumption had been effected May 10, 2002.

         NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained, the Parties hereto hereby agree as follows:

                                    ARTICLE I

                    PLAN OF MERGER OF MERGERCO INTO RED STAR

         Section 1.01. Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Nevada Law, at the Effective Time, MergerCo shall be merged with and into Red Star, the separate corporate existence of Red Star and MergerCo shall cease, Red Star shall continue as the Surviving Corporation of the Merger, and the capital stock of Red Star issued and outstanding immediately prior to such Merger shall be converted at the Effective Time into the right to receive cash, a promissory note, and New

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Mid-Power Stock as herein provided. The shares of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into stock of the Surviving Corporation. The form of the Articles of Merger to be filed with the Secretary of State of the State of Nevada is attached hereto as Exhibit "A".

         Section 1.02. Terms of Merger. The terms of the Merger are:

         (a) MergerCo shall be merged into Red Star in accordance with the statutory procedure set forth in Nevada Revised Statutes ss. 92A, et seq.

         (b) At the Effective Time, to the full extent provided under Nevada Law, Red Star, as the Surviving Corporation, shall possess all the rights, privileges, powers and franchises of a public, as well as of a private, nature and be subject to all the restrictions, disabilities and duties of each of such merged entities; and any and all rights, privileges, powers and franchises of each of such merged entities, and all property, real, personal and mixed, and all debts due to either of such merged entities on whatever account, as well as stock subscriptions and all other things in action belonging to each of such merged entities, shall be vested in Red Star, as the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the respective corporation, and the title to any real estate vested by deed or otherwise, in either constituent entity, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either constituent entity shall be preserved unimpaired, and all debts, liabilities and duties of the constituent entities shall thenceforth attach to Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. The Articles of Incorporation and the Bylaws of MergerCo shall become the Articles of Incorporation and the Bylaws of the Surviving Corporation. A copy of the form of the Articles of Incorporation and Bylaws of MergerCo are attached hereto as Exhibit "B".

         (c) The directors and officers of the Surviving Corporation shall be the duly qualified and acting directors and officers of MergerCo immediately prior to the Effective Time of the Merger.

         (d) The corporate identity, existence, purposes, powers, franchises, rights and immunities of MergerCo shall be merged into the Surviving Corporation, and the Surviving Corporation shall be fully vested therewith.

         (e) The name of the Surviving Corporation shall be Mid-Power Resource Corporation.

         Section 1.03. Basis of Exchange. At the Effective Time, the 1,000 common shares of Red Star owned by Davis, which shall constitute all the issued and outstanding shares of Red Star, shall be surrendered to Mid-Power and Davis shall be entitled to receive:

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                  (a) FIVE MILLION, FIVE HUNDRED THOUSAND DOLLARS ($5,500,000)
         in cash, payable by crediting the payment of that amount on May 10, 2002, pursuant to the Option;

                  (b) TEN MILLION DOLLARS ($10,000,000) payable pursuant to a promissory note in the form attached hereto as Exhibit "C", bearing interest and payable as provided therein (the "Note"), together with a duly executed and acknowledged Judgment By Confession in the form of Exhibit "D" attached hereto, to be held by Davis pending payment in full of the Note; and

                  (c) 17,125,365 shares of New Mid-Power Stock, (together, the "Acquisition Consideration").

         Section 1.04. Stock of Mid-Power after Merger. At the Effective Time and after giving effect to the Merger, the total issued and outstanding shares of Mid-Power shall be, and the number and manner by which the issued and outstanding shares are held will be, including those shares reserved for issuance, as follows:

                STOCKHOLDER                             NUMBER OF SHARES (%)
                -----------                             --------------------
                Davis                                     17,125,365 (60%)
                Others                                    11,416,910 (40%)

         The 11,416,910 shares attributed to "Others" includes 7,180,244 shares issued and outstanding at the Effective Time and 4,236,666 shares reserved for issuance upon the exercise of options and conversion rights.

         Section 1.05. Valuation of Red Star Assets. The Parties agree and acknowledge that Red Star is now and at the Effective Time will be possessed of certain oil and gas leases, wells and personal property assets, as more particularly described in the Red Star Schedules attached pursuant to Article II (the "Assets"). The Parties agree that for purposes of this Agreement, the value of Red Star as of the Effective Time is and will be FORTY MILLION, THREE HUNDRED THIRTY-ONE THOUSAND, SEVEN HUNDRED SEVENTY-NINE AND 25/100 DOLLARS ($40,331,779.25) (the "Agreed Value"). Assets shall include, except as otherwise provided herein, all right, title and interest owned, controlled or otherwise legal or equitable to Red Star in the interests reflected in Red Star's "Current Balance Sheet" (as defined below) or used by it in its present business as specified in Red Star Schedule 1.05 attached hereto. Such Assets include all contract and lease rights of Red Star. The Parties acknowledge and agree that there will be no tangible or intangible, real or personal, properties or assets of Red Star not included with this transaction.

         Section 1.06. Accounting Treatment for Acquisition. The acquisition contemplated by this Agreement will be accounted for by Mid-Power in such form and manner as it, upon the advice of its regular firm of certified public accountants, may deem appropriate.

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         Section 1.07. Closing; Effective Time. Unless this Agreement shall have been terminated pursuant to section 4.01, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kolesar & Leatham, Chtd., 3320 West Sahara Avenue, Suite 380, Las Vegas, Nevada 89102, as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, but in any event on or before 11:59:59 p.m., local time, June 13, 2002, or at such other date, time and place as the Parties may agree. The date on which the Closing takes place is referred to herein as the "Closing Date." As promptly as practicable following the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of Nevada (the date and time of such filing, or such later date or time agreed upon by the Parties and set forth therein, being the "Effective Time"). For accounting purposes, upon consummation of the Merger, the results of operations of Red Star from and after May 10, 2002, shall be attributable to Mid-Power.

         Section 1.08. Further Instruments. From time to time, as and when reasonably requested by the Surviving Corporation, Mid-Power, MergerCo and Red Star shall execute deliver, or cause to be executed and delivered, all such other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of all property, rights, privileges, powers and franchises and otherwise to carry out the intent and purposes of this Agreement.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF RED STAR

         Red Star hereby represents and warrants to Mid-Power that as of the date of this Agreement and at the Effective Time:

         Section 2.01. Organization and Good Standing. Red Star is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to own and hold the properties and Assets owned and leased by it, to conduct its business as presently conducted, and to carry out the transactions described in this Agreement. Red Star will attempt to become duly qualified and in good standing to do business in Utah and in each other jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a "Red Star Material Adverse Effect" (as defined below). The term "Red Star Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be reasonably likely to be materially adverse to the assets, liabilities, financial condition, results of operations or current or future business of Red Star. The Articles of Incorporation and Bylaws of Red Star as currently in effect are attached hereto as Red Star Schedule 2.01.

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         Section 2.02. Capitalization. All shares of Red Star are owned by
Davis, free and clear of all liens, claims and encumbrances, and there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of any capital stock or other securities of Red Star or any securities convertible into or exchangeable for shares of capital stock or other securities of Red Star. The aggregate number of shares that Red Star is authorized to issue is 1,000, consisting of 1,000 common shares with a par value $0.01 per share.

         Section 2.03. Authority. Red Star has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Red Star's board of directors and, by the execution hereof by Davis, its sole stockholder, and no other corporate proceedings on the part of Red Star are necessary to authorize this Agreement and the transactions contemplated hereby, except as set forth herein. This Agreement has been duly executed and delivered by Red Star.

         Section 2.04. Noncontravention. Red Star is not subject to or obligated under any charter, bylaw or contract provision, or any license, franchise or permit, or any order or decree, that would be breached or violated, or in respect of which a right of acceleration would be created, by its executing and carrying out this Agreement.

         Section 2.05. Absence of Undisclosed Liabilities. Except as and to the extent reflected in Red Star's "Current Balance Sheet" (as defined below) attached hereto, Red Star has no known liabilities, claims, suits or obligations and Red Star is not subject to any pending action, order, injunction, judgment, litigation, proceeding, arbitration action, governmental audit or investigation, nor is Red Star or any of its directors, officers or agents, or any of them, aware of any threatened action, litigation, proceeding, arbitration action, governmental audit or investigation.

         Section 2.06. Freedom from Encumbrance. Consummation of the transactions herein contemplated and the fulfillment of the terms of this Agreement will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Assets of Red Star pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Red Star is a party or by which it may be bound or to which any of the Assets is subject.

         Section 2.07. Financial Statements. Included in Schedule 2.07 of the Red Star Schedules are the unaudited balance sheet of Red Star and the Assets and operations acquired as of December 31, 2001, and the related statements of operations of Red Star and the Assets and operations acquired for the year ended December 31, 2001, including the notes thereto. Such schedule also includes the unaudited balance sheet of Red Star and the Assets and operations acquired as of May 31, 2002 ("Red Star's Current Balance Sheet"), together with the notes thereto as of the dates indicated. All of the financial records of Red Star are auditable in accordance with generally accepted accounting principles and generally accepted auditing standards for publicly traded entities without unreasonable effort or expense.

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         Section 2.08. Merchantable Title. Red Star is informed and believes that Red Star Schedule 2.08 attached hereto contains a complete description of all oil and gas or mineral leases or other rights included in the Assets it owns or uses in its business or purports to own, including, without limitation, those reflected in Red Star's Current Balance Sheet. Also included in Red Star
Schedule 2.08 is that certain acquisition title opinion dated July 16, 2001, by the law firm of VanCott, Bagley, Cornwall & McCarthy, as prepared for Davis, relating to the oil and gas interests set forth therein (the "Original Title Opinion"), which are being assigned to Red Star by Davis. To the best knowledge of Red Star and Davis, except as reflected in that certain Assignment, Bill of Sale, and Conveyance, of even date herewith, between Davis and Red Star (a copy of which has been reviewed and approved by Mid-Power), no changes to the status of title will have occurred between that status shown in the Original Title Opinion and the "New Title Opinion" (as defined below). Further, to the best knowledge of Red Star and Davis, except as and to the extent reflected in Red Star Schedule 2.08 attached hereto, none of such properties and Assets of Red Star is subject to, except as reflected in the Original Title Opinion, any known mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim. All buildings and all fixtures, equipment and other property and assets that are included in Red Star's Current Balance Sheet or are material to Red Star's business that are held under leases by Red Star are held under valid instruments enforceable by Red Star in accordance with their respective terms. Substantially all of Red Star's equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

         Section 2.09. Business Activity of Red Star. Red Star's principal executive offices are located at 200 Rancho Circle, Las Vegas, Nevada, and the sole business conducted by Red Star is ownership and development of oil and gas assets located in Carbon and Emery Counties, Utah.

         Section 2.10. Compliance Permits. Except as disclosed on Red Star
Schedule 2.10 and to the best knowledge of Red Star, Red Star has not violated and is in compliance with all laws, statutes, ordinances, regulations, rules and orders of any federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court of governmental agency, department or authority, including without limitation, environmental laws, relating to the Assets of Red Star, except where the violation or failure to comply, individually or in the aggregate, would not have a material adverse effect on Red Star. Except as disclosed on Red Star Schedule 2.10, Red Star has not received any notice to the effect that, or otherwise been advised that, Red Star is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and Red Star has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing, which failure or violation could, in any one case or in the aggregate, have a material adverse effect on Red Star. Red Star and, to Red Star's knowledge, each third-party operator of any of Red Star's properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business in all material respects as it is now being conducted or as presently foreseeable.

         Section 2.11. Governmental Authorizations. Except as disclosed on Red Star Schedule 2.11, Red Star has all licenses, franchises, permits and other

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governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted at the Effective Time. Except for compliance with federal and state securities and corporation laws, as herein provided, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Red Star of this Agreement and the consummation by Red Star of the transactions contemplated hereby. Davis will assist Mid-Power in the pursuit of the qualification of Red Star by the Federal government and the State of Utah as an "operator" of the oil and gas leases included in the Assets, which qualification shall be diligently pursued by Mid-Power.

         Section 2.12. No Agreements To Sell the Assets. Red Star has no commitment or legal obligation, absolute or contingent, to any other person or firm to, directly or indirectly, sell, assign, transfer or effect a sale of the property and Assets of Red Star or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

         Section 2.13. Books and Records. None of the books, records and workpapers of Red Star and relating to the Assets that have been presented to Mid-Power for review contain information that Red Star knows to be untrue or materially incorrect or misleading. The books and records, financial and otherwise, of Red Star and relating to the Assets are in all material respects complete and correct and have been made and maintained in accordance with sound business and bookkeeping practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Red Star.

         Section 2.14. Tax Matters. Neither Red Star nor, to the knowledge of Red Star, any of its affiliates has taken agreed to take or failed to take any action that would prevent the Merger from constituting a tax-free reorganization qualifying under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code.

         Section 2.15. Taxes. Except as set forth in Red Star Schedule 2.15 and except as such failure of any representation or warranty made in this Section
2.15 to be true and correct that would not have a Red Star Material Adverse
Effect:

         (a) Except to the extent that the applicable statute of limitations has expired, all returns required to be filed by or on behalf of Red Star have been
(i) duly filed on a timely basis with the appropriate governmental authorities and such returns are true, correct and complete, and (ii) duly paid in full or made a provision in accordance with generally accepted accounting principles for the payment of all Taxes for all periods covered by such returns or with respect to any period prior to the Effective Time.

         (b) Red Star has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including any estimated taxes and the withholding of taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld from employee wages and paid over all amounts withheld under applicable laws.

         (c) Red Star (i) has not been a member of an affiliated group filing a consolidated federal income tax return other than a group the common parent of

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which was Red Star, (ii) does not have any liability under Treas. Reg. ss.
1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, and (iii) is not a party to any tax-sharing agreement with any person.

         (d) There is no material dispute or claim concerning any liabilities for Taxes of Red Star either raised or reasonably expected to be raised by any taxing authority.

         (e) Red Star has made available to Mid-Power complete copies of (i) all federal income tax returns of Red Star for all periods since the formation of Red Star for all periods open under the statute of limitations for assessments, and (ii) examination reports and statements of deficiencies assessed by Red Star.

         (f) No consent under Section 341(f) of the Code has been filed with respect to Red Star.

         (g) Red Star has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense pursuant to Section 280G of the Code.

         (h) Red Star has not agreed, nor is it required to make, prior to the Effective Time, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

         (i) Red Star has not issued or assumed any corporate acquisition indebtedness that is subject to Sections 279(a) and (b) of the Code.

         (j) The amount of liability for unpaid taxes of Red Star for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the liability accruals for taxes reflected on Red Star's Current Balance Sheet as of the Effective Time.

         (k) Red Star has not disposed of any property in a transaction that is presently accounted for under the installment method.

         (l) Red Star is not required to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond property or as tax-exempt use property within the meaning of Section 168 of the Code.

         (m) Red Star elected to be treated as a "S" corporation from and after April 22, 1997.

         Section 2.16. Employment Matters. There are no material controversies pending or threatened between Red Star and any of its employees.

         Section 2.17. Disclosure of Tangible Personal Property. Included in Red Star Schedule 2.17 are descriptions of all items of tangible personal property included in the Assets of Red Star as of the date hereof. In the case of any asset leased to or by Red Star or assigned to or by Red Star, the disclosure also includes the current name and address of the lessor/lessee or assignor/assignee and a copy of the lease and/or assignment agreement.

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         Section 2.18. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of Red Star and no statement by Red Star or other information contained in documents referred to in this Agreement or the exhibits hereto, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

         Section 2.19. Certain Contracts and Restrictions. Red Star Schedule
2.19 to this Agreement lists, as of the date hereof, each agreement, contract or commitment (including any amendments thereto), other than the property interests described in Schedule 2.08, to which Red Star is a party or by which Red Star is bound involving consideration during the next 12 months in excess of $10,000 or that is otherwise material to the Assets, liabilities, financial condition, results of operations or current or future business of Red Star, taken as a whole. As of the date of this Agreement and except as indicated on Red Star
Schedule 2.19, Red Star has fully complied with all material terms and conditions of all agreements, contracts and commitments listed in Red Star
Schedule 2.19 and all such agreements, contracts and commitments are in full force and effect, Red Star has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

         Section 2.20. Technical Information. The information provided by Red Star to the engineering firm(s) engaged to evaluate the properties and Assets of Red Star is, or will be, at the time provided, complete and accurate in all respects and has not been modified or withdrawn. Red Star has no knowledge or reason to believe that the quantities, sales prices, operating costs or estimated future results of production of reserves from Red Star's data provided or to be provided are or will be inaccurate in any material respect, based on the assumptions set forth therein. Except for future price adjustments and production curtailments, Red Star knows of no fact, event or circumstance materially or adversely affecting the value of the properties as described in such data.

         Section 2.21. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Red Star.

         Section 2.22. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Red Star Schedule 2.22, since the date of Red Star's Current Balance Sheet, Red Star has conducted its business in the ordinary course of business consistent with past practice. Since the date of Red Star's Current Balance Sheet, there has not been (i) any event, change or effect (including the occurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or that would be reasonably likely to have, individually or in the aggregate, a Red Star Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Red Star or any redemption, purchase or other acquisition by Red Star of any of Red Star's capital stock; (iii) any revaluation by Red Star

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of its Assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (iv) any change by Red Star in accounting principles or methods, except insofar as may be required by a change in generally accepted accounting principles; (v) a fundamental change in the nature of Red Star's business; (vi) any arrangement for the disposition of any material property or assets of Red Star; (vii) any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, employee or stockholder;
(viii) any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with its officers, directors or employees, or (ix) a Red Star Material Adverse Effect.

         Section 2.23. Environmental Matters. Except as and to the extent reflected in Red Star Schedule 2.23 attached hereto:

         (a) To the best of Red Star's and Davis' knowledge, Red Star's Assets are, and at all times have been (except as set forth in Red Star Schedule 2.23(a)), operated in accordance with all applicable environmental laws, and to the best of Red Star's and Davis' knowledge, no condition exists with respect to Red Star's Assets that would or could reasonably be expected to subject Red Star or Mid-Power to any damages (including without limitation actual, consequential, exemplary and punitive damages), liability (absolute or contingent, determined or determinable), penalties, injunctive relief or cleanup costs under any applicable environmental laws, or that require or could reasonably be expected to require cleanup, removal, remedial action or other response by either Red Star or Mid-Power.

         (b) To the best of Red Star's and Davis' knowledge, Red Star and Davis have not received and, none of their predecessors in title to Red Star's Assets has received, any notice from a governmental agency asserting or alleging a violation of any environmental laws as they relate to Red Star's Assets, except as set forth in Red Star Schedule 2.23(b).

         (c) To the best of Red Star's and Davis' knowledge, there are no pending or threatened suits, actions, claims or proceedings against Red Star or Davis or, to the best of Red Star's and Davis' knowledge, against any predecessors in title to Red Star's Assets, arising from or related to, directly or indirectly, any environmental laws as they relate to Red Star's Assets.

         (d) To the best of Red Star's and Davis' knowledge, neither Red Star, Davis nor any predecessor in title to Red Star's Assets is subject to any judgment, decree, order or citation related to or arising out of any environmental laws, and, to the best of Red Star's and Davis' knowledge, neither Red Star nor Davis has been named or listed as a potentially responsible party by any governmental or other entity in a matter arising under or relating, directly or indirectly, to any environmental laws.

         (e) To the best of Red Star's and Davis' knowledge, Red Star or Davis has obtained or caused to be obtained all permits, licenses and approvals related to Red Star's Assets required under any environmental laws, except as otherwise disclosed in this Agreement.

         (f) To the best of Red Star's and Davis' knowledge, there are not now, nor have there ever been (except as set forth on Red Star Schedule 2.23(f)), hazardous materials discharged, leaked, spilled or released in, on, to, from or at any properties owned, leased or operated by Red Star or stored, treated, recycled at or in tanks or other facilities thereon or related thereto that could give rise or could reasonably be expected to give rise to liability under any environmental laws.

         (g) To the best of Red Star's and Davis' knowledge, excluding well bunkers, pipelines and surface equipment associated with all the drilling and producing for gas from wells in the Clear Creek Unit, there are no underground storage tanks, surface impoundments, or wastewater injection wells located on or in any of Red Star's Assets.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF MID-POWER

         Mid-Power represents and warrants to Red Star and Davis that as of the date of this Agreement and at the Effective Time:

         Section 3.01. Organization and Good Standing. Mid-Power is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to own and hold the properties and assets owned and leased by it, and to conduct its business as presently conducted. Mid-Power is duly qualified, validly existing and in good standing under the laws of each other jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a "Mid-Power Material Adverse Effect" (as defined below). The term "Mid-Power Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be reasonably likely to be materially adverse to the assets, liabilities, financial condition, results of operations or current or future business of Mid-Power..

         Section 3.02. Authority. Mid-Power has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Mid-Power's board of directors, and no other corporate proceedings on the part of Mid-Power are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Mid-Power.

         Section 3.03. Noncontravention. Mid-Power is not subject to or obligated under any charter, bylaw, contract provision, license, franchise, permit, order or decree that would be breached or violated, or in respect of which a right of acceleration would be created by, its executing and carrying out this Agreement.

         Section 3.04. Reports; Financial Statements.

         (a) Except as set forth in Schedule 3.04(a), since September 30, 1999, Mid-Power (then known as Caplan Corporation) and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with (i) the Securities and Exchange Commission (the "SEC") including, without limitation,
(1) all Annual Reports on Form 10-K or 10-KSB, (2) all Quarterly Reports on Form 10-Q or 10-QSB (the balance sheet contained in the Quarterly Report for March 31, 2002 is referred to herein as the "Mid-Power Current Balance Sheet"), (3) all Current Reports on Form 8-K, and (4) all other reports, schedules, registration statements or other documents (collectively referred to as the "Mid-Power SEC Reports"); (ii) any applicable state securities authorities; and
(iii) any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a Mid-Power Adverse Effect (all such forms, reports, statements and other documents in clauses (i), (ii) and (iii) of this section 3.05(a) being referred to herein collectively as the "Mid-Power Reports"). The Mid-Power Reports, including any Mid-Power Reports filed after the date of this Agreement and prior to the Effective Time, (x) were or will be prepared in accordance with the requirements of applicable law (including, with respect to Mid-Power SEC Reports, the Securities Act of 1933 ("Securities Act") and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Mid-Power SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         (b) Each of the consolidated financial statements (including in each case any related notes thereto) contained in Mid-Power SEC Reports filed prior to the Effective Time has been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except
(i) to the extent required by changes in generally accepted accounting principles; (ii) with respect to Mid-Power SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto; and (iii) with respect to interim financial statements as may be permitted by Item 310 of Regulation S-B) and fairly present or will fairly present the consolidated financial position of Mid-Power and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of Mid-Power and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

         Section 3.05. Compliance Permits. Except as disclosed on Mid-Power
Schedule 3.05 and to the best knowledge of Mid-Power, Mid-Power has not violated and is in compliance with all laws, statutes, ordinances, regulations, rules and orders of any federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or order of any court of governmental agency, department or authority, including without limitation, environmental laws, relating to the Assets of Mid-Power, except where the violation or failure to comply, individually or in the aggregate, would not have a Mid-Power Adverse Effect on Mid-Power. Except as disclosed on Mid-Power
Schedule 3.05, Mid-Power has not received any notice to the effect that, or otherwise been advised that, Mid-Power is not in compliance with any such statutes, regulations, rules, judgments, decrees, orders, ordinances or other laws, and Mid-Power has no reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing, which failure or violation could, in any one case or in the aggregate, have a Mid-Power Adverse Effect on Mid-Power. Mid-Power and, to Mid-Power's knowledge, each third-party operator of any of Mid-Power's properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business in all material respects as it is now being conducted or as presently foreseeable.

         Section 3.06. Governmental Authorizations. Mid-Power has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted at the Effective Time. Except for compliance with federal and state securities and corporation laws, as herein provided, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Mid-Power of this Agreement and the consummation by Mid-Power of the transactions contemplated hereby.

         Section 3.07. No Agreements To Sell the Assets. Mid-Power has no commitment or legal obligation, absolute or contingent, to any other person or firm to, directly or indirectly, sell, assign, transfer or effect a sale of the property and assets of Mid-Power or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

         Section 3.08. Books and Records. None of the books, records and workpapers of Mid-Power that have been presented to Red Star for review contain information that Mid-Power knows to be untrue or materially incorrect or misleading. The books and records, financial and otherwise, of Mid-Power are in all material respects complete and correct and have been made and maintained in accordance with sound business and bookkeeping practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Mid-Power.

         Section 3.09. Tax Matters. Neither Mid-Power nor any of its affiliates has taken, agreed to take or failed to take any action that would prevent the Merger from constituting a tax-free reorganization qualifying under the provisions of Section 368(a)(1)(A) and Section 368(a)(3)(E) of the Code.

         Section 3.10. Taxes. Except as set forth in Mid-Power Schedule 3.10 and except as such failure of any representation or warranty made in this Section
3.10 to be true and correct that would not have a "Mid-Power Material Adverse Effect" (as defined below):

         (a) Except to the extent that the applicable statute of limitations has expired, all returns required to be filed by or on behalf of Mid-Power have been

(i) duly filed on a timely basis with the appropriate governmental authorities and such returns are true, correct and complete, and (ii) duly paid in full or made a provision in accordance with generally accepted accounting principles for the payment of all Taxes for all periods covered by such returns or with respect to any period prior to the Effective Time.

         (b) Mid-Power has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including any estimated taxes and the withholding of taxes pursuant to Sections 1441 and 1443 of the Code or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld from employee wages and paid over all amounts withheld under applicable laws.

         (c) Mid-Power (i) has not been a member of an affiliated group filing a consolidated federal income tax return other than a group the common parent of which was Mid-Power, (ii) does not have any liability under Treas. Reg. ss. 1.1503-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, and (iii) is not a party to any tax-sharing agreement with any person.

         (d) There is no material dispute or claim concerning any liabilities for Taxes of Mid-Power either raised or reasonably expected to be raised by any taxing authority.

         (e) Mid-Power has made available to Red Star complete copies of (i) all federal income tax returns of Mid-Power for all periods since the formation of Mid-Power for all periods open under the statute of limitations for assessments, and (ii) examination reports and statements of deficiencies assessed by Mid-Power.

         (f) No consent under Section 341(f) of the Code has been filed with respect to Mid-Power.

         (g) Mid-Power has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense pursuant to Section 380G of the Code.

         (h) Mid-Power has not agreed, nor is it required to make, prior to the Effective Time, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

         (i) Mid-Power has not issued or assumed any corporate acquisition indebtedness that is subject to Sections 379(a) and (b) of the Code.

         (j) The amount of liability for unpaid taxes of Mid-Power for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the liability accruals for taxes reflected on Mid-Power's Current Balance Sheet as of the Effective Time.

         (k) Mid-Power has not disposed of any property in a transaction that is presently accounted for under the installment method.

         (l) Mid-Power is not required to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond property or as tax-exempt use property within the meaning of Section 168 of the Code.

         Section 3.11. Employment Matters. There are no material controversies pending or threatened between Mid-Power and any of its employees.

         Section 3.12. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of Mid-Power and no statement by Mid-Power or other information contained in documents referred to in this Agreement or the exhibits hereto, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

         Section 3.13. Certain Contracts and Restrictions. Mid-Power Schedule
3.13 to this Agreement lists, as of the date hereof, each agreement, contract or commitment (including any amendments thereto), to which Mid-Power is a party or by which Mid-Power is bound involving consideration during the next 12 months in excess of $10,000 or that is otherwise material to the Assets, liabilities, financial condition, results of operations or current or future business of Mid-Power, taken as a whole. As of the date of this Agreement and except as indicated on Mid-Power Schedule 3.13, Mid-Power has fully complied with all material terms and conditions of all agreements, contracts and commitments listed in Mid-Power Schedule 3.13 and all such agreements, contracts and commitments are in full force and effect, Mid-Power has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

         Section 3.14. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Mid-Power.

         Section 3.15. Absence of Certain Changes or Events. Except as contemplated by this Agreement, as disclosed in the Mid-Power SEC Reports, or as set forth in Mid-Power Schedule 3.15, since the date of Mid-Power's Current Balance Sheet, Mid-Power has conducted its business in the ordinary course of business consistent with past practice. Since the date of Mid-Power's Current Balance Sheet, there has not been (i) any event, change or effect (including the occurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or that would be reasonably likely to have, individually or in the aggregate, a Mid-Power Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Mid-Power or any redemption, purchase or other acquisition by Mid-Power of any of Mid-Power's capital stock; (iii) any revaluation by Mid-Power of its Assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (iv) any change by Mid-Power in accounting principles or methods, except insofar as may be required by a change in generally accepted accounting principles; (v) a fundamental change in the nature of Mid-Power's business; (vi) any arrangement for the disposition of any material property or assets of Mid-Power; (vii) any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, employee or stockholder;
(viii) any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with its officers, directors or employees, or (ix) a Mid-Power Material Adverse Effect.

         Section 3.16 New Mid-Power Stock. The New Mid-Power Stock will, when issued, be fully paid and non-assessable.

                                   ARTICLE IV

                        TERMINATION, AMENDMENT AND WAIVER

         Section 4.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders in such case where approval is required:

         (a) by mutual consent of MergerCo and Red Star;

         (b) by either Party, if there shall be any order, which is final and nonappealable, preventing the consummation of the Merger, except if the Party relying on such order to terminate this Agreement has not complied with its obligations under this Agreement; or

         (c) by either Party, if the Merger shall not have been consummated on or before 11:59:59 p.m., local time, June 13, 2002.

The right of the Parties hereto to terminate this Agreement pursuant to this section 4.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either Party hereto, any person controlling such Party or any of its officers, directors, managers, partners, representatives or agents, whether prior to or after the execution of this Agreement.

         Section 4.02. Effect of Termination. Except as provided in section 7.02 of this Agreement, in the event of the termination of this Agreement pursuant to section 4.01 this Agreement shall forthwith become void, there shall be no liability on the part of one Party to the other Party to consummate the transaction contemplated by this Agreement, and all rights and obligations of either Party hereto shall cease, except that nothing herein shall relieve the other Party of any liability for any breach of such Party's covenants or agreements contained in this Agreement or any willful breach of such Party's representations or warranties contained in this Agreement.

         Section 4.03. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

                                    ARTICLE V

                                 INDEMNIFICATION

         Section 5.01. Indemnification of Davis. In addition to any other indemnification provided in this Agreement or in any other documents executed in connection herewith, Mid-Power shall protect, defend, indemnify and save harmless Davis for, from and against all liabilities, obligations, claims, demands, damages, penalties, causes of action, losses, fines, costs and expenses (including without limitation out-of-pocket attorneys' fees and expenses), imposed upon or incurred by or asserted against Davis by reason of: (a) ownership, development, management and operation of the Assets or any interest therein or receipt of any income therefrom from and after the Effective Time;
(b) any failure on the part of Mid-Power to perform or comply with any of the terms of this Agreement; (c) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any "Hazardous Materials" (as defined in Nevada Revised Statutes, Section 40.504) on, from, or affecting the Assets or any other property from and after the Effective Time;
(d) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials from and after the Effective Time; (e) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials arising out of activities occurring from and after the Effective Time; (f) any failure of Mid-Power to comply with any applicable laws; (g) any representation or warranty made in this Agreement or any other documents executed in connection herewith being false or misleading in any respect as of the date such representation or warranty was made or as of the Effective Time; and (h) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any transaction involving the Assets or any part thereof under any legal requirement or any liability asserted against Davis with respect thereto. Any amounts payable to Davis by reason of the application of this Section shall be immediately due and payable and shall bear interest at the Default Rate (as defined in the Note) from the date loss or damage is sustained by Davis until paid. The obligations and liabilities of Mid-Power under this Section shall survive any termination, satisfaction or assignment of this Agreement and any closing hereunder.

         Section 5.02. Indemnification of Mid-Power. In addition to any other indemnification provided in this Agreement or in any other documents executed in connection herewith, Davis shall protect, defend, indemnify and save harmless Mid-Power for, from and against all liabilities, obligations, claims, demands, damages, penalties, causes of action, losses, fines, costs and expenses (including without limitation out-of-pocket attorneys' fees and expenses), imposed upon or incurred by or asserted against Mid-Power by reason of: (a) to the extent Davis has actual knowledge of the subject thereof any known liability that comes from the ownership, development, management and operation of the Assets or any interest therein or receipt of any income therefrom prior to the Effective Time, except as otherwise provided in this Agreement; (b) any failure on the part of Red Star or Davis to perform or comply with any of the terms of this Agreement; (c) to the extent Davis has actual knowledge of the subject thereof the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any "Hazardous Materials" (as defined in Nevada Revised Statutes, Section 40.504) on, from, or affecting the Assets or any other property prior to the Effective Time; (d) to the extent

Davis has actual knowledge of the subject thereof any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials prior to the Effective Time; (e) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials arising out of activities occurring prior to the Effective Time; (f) any failure of Red Star or Davis to comply with any applicable laws; and (g) any representation or warranty made in this Agreement or any other documents executed in connection herewith being false or misleading in any respect as of the date such representation or warranty was made or as of the Effective Time. Any amounts payable to Mid-Power by reason of the application of this Section shall be immediately due and payable and shall bear interest at the Default Rate (as defined in the Note) from the date loss or damage is sustained by Mid-Power until paid. The obligations and liabilities of Davis under this Section shall survive any termination, satisfaction or assignment of this Agreement and any closing hereunder.

         Section 5.03. Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Party seeking indemnification (the "Indemnified Party"), shall promptly notify, in writing, the Party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by any Party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in section 5.04 hereof.

         Section 5.04. Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out any claim or legal proceeding by a person who is not a Party to this Agreement, the Indemnifying Party, at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made:

                  (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate; and

                  (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         Section 6.01. Acquisition of New Mid-Power Stock and Restrictions on Transfer. The consummation of this Agreement and the transactions contemplated herein, including the issuance of the New Mid-Power Stock to Davis as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state securities laws. Such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes that depend, among other items, on the circumstances under which Davis acquires such securities.

         (a) In order to provide documentation for reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, the approval of the Merger and this Agreement by Davis indicates his acceptance of, and concurrence in, the following representations and warranties:

                  (i) Davis confirms his status as an "accredited investor," as defined under Rule 501 of Regulation D promulgated under the Securities Act, on the basis that he is a natural person whose individual net worth as of the Effective Time, exceeds $1,000,000.

                  (ii) Davis acknowledges that neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring the New Mid-Power Stock and that the transactions contemplated herein involve certain risks.

                  (iii) Davis has received and read this Agreement and understands the risk related to the consummation of the transactions herein contemplated.

                  (iv) Davis has such knowledge and experience in business and financial matters that he is capable of evaluating the Merger and Mid-Power and its business operations.

                  (v) Davis has been provided with a copy of the Agreement plus all materials and information requested by his representative, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and he has been provided the opportunity for direct communication with Mid-Power and its representatives regarding the transactions contemplated hereby.

                  (vi) All information that Davis has provided to Mid-Power or its agents or Representatives concerning his suitability to hold shares in Mid-Power following the transactions contemplated hereby is complete, accurate and correct.

                  (vii) Davis has not offered or sold any interest in this Agreement and has no present intention of dividing the New Mid-Power Stock to be received or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of such stock or rights, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance.

                  (viii) Davis was at no time solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation in connection with the offer, sale or purchase of the New Mid-Power Stock through this Agreement.

                  (ix) Davis anticipates no need in the foreseeable future to sell the New Mid-Power Stock to be acquired pursuant hereto. Davis is able to bear the economic risks of this investment, and consequently, without limiting the generality of the foregoing, is able to hold the New Mid-Power Stock to be received for an indefinite period.

                  (x) Davis understands that the New Mid-Power Stock has not been registered, but is being acquired by reason of a specific exemption under the Securities Act as well as under certain state securities laws for transactions by an issuer not involving any public offering and that any disposition of the New Mid-Power Stock may, under certain circumstances, be inconsistent with this exemption and may make the holder who disposes of such stock an "underwriter" within the meaning of the Securities Act. It is understood that the definition of "underwriter" focuses upon the concept of "distribution" and that any subsequent disposition of the New Mid-Power Stock can only be effected in transactions that are not considered distributions.

                  (xi) Davis acknowledges that the New Mid-Power Stock must be held and may not be sold, transferred or otherwise disposed of for value unless it is subsequently registered under the Securities Act or an exemption from such registration is available. Except as provided herein, Mid-Power is under no obligation to register the New Mid-Power Stock under the Securities Act. If Rule 144 is available (and no assurance is given that it will be except as expressly set forth in this Agreement), after one year and prior to two years following the Effective Time, only routine sales of such New Mid-Power Stock in limited amounts can be made in reliance upon Rule 144 in accordance with the terms and conditions of that rule. Mid-Power is under no obligation to Davis to make Rule 144 available, except as may be expressly agreed to by it in writing in this Agreement, and in the event Rule 144 is not available, compliance with Regulation A or some other disclosure exemption may be required before such persons can sell, transfer or otherwise dispose of such New Mid-Power Stock without registration under the Securities Act. Mid-Power's registrar and transfer agent will maintain a stop transfer order against the registration or transfer of the New Mid-Power Stock, and the certificate representing the New Mid-Power Stock will bear a legend in substantially the following form so restricting the sale of such securities:

                  The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

                  (xii) Davis acknowledges that Mid-Power may refuse to register transfer of the shares of the New Mid-Power Stock in the absence of compliance with Rule 144 unless the holder furnishes the issuer with a "no-action" or interpretive letter from the SEC or an opinion of counsel reasonably acceptable to Mid-Power stating that the transfer is proper. Further, unless such letter or opinion states that the New Mid-Power Stock is free of any restrictions under the Securities Act, the issuer may refuse to transfer the New Mid-Power Stock to any transferee who does not furnish in writing to the issuer the same representations and agree to the same conditions with respect to such New Mid-Power Stock as set forth herein. The issuer may also refuse to transfer the New Mid-Power Stock if any circumstances are present reasonably indicating that the transferee's representations are not accurate.

         (b) Each Party acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various Parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

         Section 6.02. Registration Procedures and Expenses. Mid-Power shall register the resale of all of the New Mid-Power Stock owned by Davis pursuant to the terms of a Registration Rights Agreement, in the form attached hereto as Exhibit "E" and incorporated herein by this reference, to be executed and delivered at the Closing.

         Section 6.03. No Representation Regarding Tax Treatment. No representation or warranty is being made or legal opinion given by any Party to any other regarding the treatment of this transaction for federal or state income taxation. Although this transaction has been structured in an effort to qualify for treatment under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code, there is no assurance that any part of this transaction in fact meets the requirements for such qualification. Each Party has relied exclusively on its own legal, accounting and other tax advisers regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty or assurance from any other party or such other party's legal, accounting or other advisor(s).

         Section 6.04. Public Announcements. Neither Party shall issue any press release or otherwise make any public statements with respect to the Merger without the approval of the other Party.

         Section 6.05. Updated Title Opinion. Within thirty (30) days after the Effective Time, Davis shall deliver to Mid-Power, at Mid-Power's expense, an updated acquisition title opinion, dated as of the Effective Time, performed by the law offices of VanCott, Bagley, Cornwall & McCarthy confirming the ownership by Red Star of the property interests described in and the conclusions set forth in the Old Title Opinion, except as permitted by this Agreement (the "New Title Opinion").

         Section 6.06. Obligations after Closing. For a period of three years following the Effective Time, Davis shall have access to and the right to copy all of the records of Mid-Power relative to Red Star as may be necessary for preparation of employee or corporate tax returns, employee tax reports, and customary accounting functions. Additionally, Mid-Power and Davis shall each make available to the other, at reasonable times and upon reasonable advance notice, relevant records and personnel in connection with the preparation of a defense or the participation in a defense, participation in the prosecution of claim or litigation, and negotiation of a settlement relating to any pending, future or threatened litigation, or government agency proceeding (including a tax audit), or in the preparation of financial statements and reports involving the conduct of Red Star's business before or after the Closing.

         Section 6.07. Anti-Dilution. From and after the Effective Time and until such time as the Note has been fully paid, Mid-Power shall not issue any capital stock or options therein, whether common or preferred, that would cause the ownership of Davis to become less than sixty percent (60%) of the ownership, beneficial or legal, of Mid-Power. Following payment in full of the Note and until one (1) year and one (1) month following the Effective Time, Mid-Power shall not issue any capital stock or options therein, whether common or preferred, that would cause the ownership of Davis to become less than fifty-one percent (51%) of the ownership, beneficial or legal, of Mid-Power. Until five
(5) years following the Effective Time, Mid-Power shall not issue any capital stock or options therein, whether common or preferred, that would cause the ownership of Davis to become less than thirty-six percent (36%) of the ownership, beneficial or legal, of Mid-Power. The obligations and liabilities of Mid-Power under this Section shall survive any termination, satisfaction or assignment of this Agreement and any closing hereunder. Nothing contained herein shall be construed as requiring Davis to surrender any of the shares of the New Mid-Power Stock received pursuant to this Agreement.

         Section 6.08. Release of Liabilities. Mid-Power acknowledges that Davis is a co-obligor with Red Star of those certain Conditional Sales Contracts with General Motors Acceptance Corporation for the two (2) GMC pick-up trucks more particularly described on Schedule 2.17. Mid-Power will use its best efforts within a reasonable period of time following the Effective Time to cause Davis to be released from such liability.

         Section 6.09 Settlement Proceeds. Notwithstanding anything else contained herein to the contrary, Mid-Power acknowledges and agrees that the proceeds of any settlement reached with Petroleum Development Corporation ("PDC") regarding a contractual dispute between Davis and PDC shall be payable solely to Davis. Davis believes that the amount of such settlement proceeds may be $287,500.00 and Mid-Power agrees that all negotiations are to be conducted at the sole and absolute discretion of Davis without any direction by or from Mid-Power. In the event a settlement with PDC is not reached, Davis, on the same basis as set forth above, may pursue any and all causes of action or claims against PDC arising from the agreements between PDC and Davis, including mediation, arbitration and/or suits at law and the like, all at Davis' cost and expense. Mid-Power agrees to cooperate with Davis to effect the intent of this
Section 6.09. Davis agrees to indemnify Mid-Power as related to acts/actions covered within this Section 6.09.

         Section 6.10 Bonds and Refundable Deposits. As a bond to guarantee performance in favor of the State of Utah, Division of Oil, Gas and Mining (the "Division") of Davis' obligation with regard to certain wells pursuant to the Division's Request for Agency Action, presently pending before the State of Utah Board of Oil, Gas and Mining, Davis has heretofore deposited cash in the amount of $80,000.00 (the "Collateral") to enable the issuance of a surety bond (the "Old Bond"). Scott has prior hereto provided financial assets which are to replace such Old Bond. Upon release of the Old Bond, the Collateral shall be paid to Davis. All other surety or financial bonds and refundable deposits as shall have been posted and/or made by Red Star or Davis prior to the Effective Time shall be and remain the property of Davis after the Effective Time, and upon the designation of Mid-Power as the operator, the bonds shall be replaced by Mid-Power. All refunds of the original bonds and deposits shall be paid to Davis. Until such time that Mid-Power Resource is approved as the operator, Davis shall continue to be Operator and Davis shall continue to operate the Clear Creek Unit as a reasonably prudent operator. Subject to the representations of Davis, once Mid-Power is the Operator, Davis is released of all liability for the bonds or the subject matter thereof, including the plugging, abandoning and reclamation of wells on the Clear Creek Unit. Davis shall negotiate using his sole and absolute discretion without any direction by or from Mid-Power with the Division to a satisfactory conclusion the final form of the stipulated Order and Settlement Agreement, which will result in the Division's Request for Agency Action currently pending before the Board of Oil Gas and Mining being dismissed with prejudice.

         Section 6.11. Additional Financial Statements of Red Star and the Assets and Operations Acquired.

                  (a) Pursuant to the requirements of Section 15(d) of the Exchange Act, Mid-power is required to file with the SEC, within 75 days after the Effective Time, a current report on Form 8-K containing specified audited and unaudited historical financial information respecting any business acquired in accordance with the requirements of
         Item 310 of Regulation S-B. In order to meet this requirement, promptly following the Effective Time, Davis shall, with diligence and dispatch, provide or otherwise make available to Mid-Power all of the books, records and financial information, including all books and records of original entry, in the care, custody or control of Davis or Red Star, as the case may be, relating to Red Star and the Assets and operations acquired for all periods during which they were owned by either Davis or Red Star and, to the extent available without unreasonable effort or expense, for such period subsequent to December 31, 1999, that they were owned or operated by any third party. Promptly following receipt of or access to such information, Mid-Power shall engage, authorize and instruct its certified public accountants to undertake an audit of such financial information, at Mid-Power's cost, and to issue an unqualified opinion meeting the requirements of Article 2 of Regulation S-X promulgated by the SEC with respect thereto in order to enable Mid-Power to satisfy its reporting requirements under Section 15(d) of the Exchange Act.

                  (b) If Davis is able to provide to provide financial information for that portion of 2000 that precedes his acquisition of the Assets on or about December 15, 2000, in form and substance sufficient to enable Mid-Power's certified public accountants to issue an unqualified opinion meeting the requirements of Article 2 of Regulation S-X promulgated by the SEC with respect thereto, on or before the date on which such financial information is required to be included in a current report on Form 8-K, Davis shall be deemed to have satisfied his obligations respecting the completion of audited historical financial information respecting the Assets and operations acquired, and Mid-Power shall include the audited financial information for 2000 and 2001 together with the other required interim and pro forma financial information in a report on Form 8-K and timely file such report (a "Financial Statement Filing Date").

                  (c) If Davis is unable to provide financial information for that portion of 2000 that precedes his acquisition of the Assets on or about December 15, 2000, in form and substance sufficient to enable Mid-Power's certified public accountants to issue an unqualified opinion meeting the requirements of Article 2 of Regulation S-X promulgated by the SEC with respect thereto, Mid-Power shall use its best efforts, with the cooperation and assistance of Davis, to seek a waiver or other relief from the requirement to provide audited financial statements respecting the full fiscal year ended December 31, 2000. If such waiver or other relief is obtained, Davis shall be deemed to have satisfied his obligations respecting the completion of audited historical financial information respecting the Assets and operations acquired, and Mid-Power shall include the audited financial information for 2001 together with the other required interim and pro forma financial information in a report on Form 8-K and timely file such report (a "Financial Statement Filing Date").

                  (d) If a waiver or other relief from providing audited historical financial information for Red Star and the Assets and operations acquired for the year ended December 31, 2000, is not obtained, Mid-Power shall change its fiscal year to a calendar year. Davis shall not be deemed to have satisfied its obligations respecting the completion of audited historical financial information on Red Star and the Assets and operations acquired until Mid-Power has filed audited financial statements for the two full fiscal years ended December 31, 2001 and 2002, on or before the date they are due under Mid-Power's reporting obligations pursuant to Section 15(d) of the Exchange Act (a "Financial Statement Filing Date").

                  (e) Pursuant to the terms of the Registration Rights Agreement, in substantially the form attached hereto as Exhibit "E" and incorporated herein by reference, to be executed and delivered at the Closing, Mid-Power shall be obligated to file a registration statement under the Securities Act within 30 days after the first Financial Statement Filing Date to occur, as provided above.

                                   ARTICLE VII

                            CONFIDENTIAL INFORMATION

         Section 7.01. Confidential Information.

         (a) Red Star shall (i) afford Mid-Power and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Mid-Power Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, directors, employees, agents, properties, offices and other facilities of Red Star and to the books and records thereof; and (ii) furnish promptly to Mid-Power and the Mid-Power Representatives such information concerning the business, properties, contracts, records and personnel of Red Star (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Mid-Power or such Mid-Power Representatives.

         (b) Mid-Power shall (i) afford to Red Star and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Red Star Representatives"), reasonable access at reasonable times, upon reasonable prior notice, to the officers, directors, employees, accountants, agents, properties, offices and other facilities of Mid-Power (including any subsidiary) and to the books and records thereof; and (ii) furnish promptly to Red Star and the Red Star Representatives such information concerning the business, properties, contracts, records and personnel of Mid-Power (including any subsidiary) (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Red Star or such Red Star Representatives.

         (c) Notwithstanding the foregoing provisions of this section, no Party shall be required to grant access or furnish information to the other Party to the extent that such access to or the furnishing of such information is prohibited by Law. No investigation by the Parties hereto made heretofore or hereafter shall affect the representations and warranties of the Parties that are herein contained and each such representation and warranty shall survive such investigation.

         (d) The information received pursuant to this section shall be deemed to be "Confidential Information." Each Party hereto agrees that it will treat in confidence all documents, materials and other Confidential Information that it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and other Confidential Information shall not be communicated to any third Person (other than to their respective counsel, accountants, financial advisors or lenders) and shall not be used for any purpose to the detriment of the other Party. No Party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating a possible business relationship with the other Party. No Party and no Mid-Power or Red Star Representative will, during the term of this Agreement or at any time during the two years thereafter, irrespective of the time, manner or cause of termination of this Agreement, use, disclose, copy or assist any other person or firm in the use, disclosure or copying of any documents, materials or other Confidential Information of the other Party hereto.

                                  ARTICLE VIII

                            CONDITIONS TO OBLIGATIONS

         Section 8.01. Conditions to Mid-Power's Obligations. The obligations of Mid-Power under this Agreement are subject to the fulfillment of the following conditions on or prior to the Effective Time to the satisfaction of Mid-Power and their advisors:

         (a) The transaction documents referenced in this Agreement and the exhibits hereto shall have been duly drafted, authorized, executed and delivered and shall be in full force and effect, or will have been fully and completely performed, at the Effective Time.

         (b) Mid-Power shall have received certified copies of the appropriate proceedings of the board of directors of Red Star with respect to the authorization of this Agreement and all transactions contemplated herein to which Red Star is a Party.

         (c) Mid-Power shall have received a certificate as to the good standing of Red Star.

         (d) The representation and warranties of Red Star and Davis contained in this Agreement and in other instruments contemplated herein and any certificate, document or other agreement delivered pursuant thereto shall be true and correct as of the Effective Time as though made at the Effective Time.

         (e) Red Star shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement or any instrument contemplated herein to be performed or complied with by it or them on or prior to the Effective Time.

         (f) Mid-Power shall have received a certificate dated the Closing Date and signed by the duly authorized chief executive officer and principal accounting or financial officer or officers of Red Star to the effect that the representations and warranties of Red Star set forth in this Agreement are true and correct as of the date of the certificate; there has been no material adverse change to the financial condition, business or operations of Red Star nor has any event occurred that, with the lapse of time or giving of notice of both, may cause or create any material adverse change in the financial condition, business or operations of Red Star up to and including the date of the certificate; all conditions required by this Agreement to have been met, satisfied or performed by Red Star have been met; and all authorizations, consents, approvals, registrations and/or filings with any third party, governmental body, agency or court required in connection with the execution and delivery of the documents by Red Star have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required.

         (g) Mid-Power shall receive, within a reasonable time after the Effective Date, a certificate from the Secretary of State of the State of Nevada and a Utah Uniform Commercial Code certificate from the Division of Corporations and Commercial Code to the effect that there are no encumbrances of record on the Assets of Red Star, other than those disclosed in the Red Star Schedules.

         (h) Mid-Power shall have received further documents, certificates or instruments relating to the transactions contemplated hereby as Mid-Power may reasonably request.

         Section 8.02. Conditions to Red Star's Obligations. The obligations of Red Star under this Agreement are subject to the fulfillment of the following conditions on or prior to the Effective Time to the satisfaction of Red Star and its advisors:

         (a) The transaction documents referenced in this Agreement and the exhibits hereto shall have been duly drafted, authorized, executed and delivered and shall be in full force and effect, or will have been fully and completely performed, at the Effective Time.

         (b) Red Star shall have received certified copies of the appropriate proceedings of the board of directors of Mid-Power with respect to the authorization of this Agreement and all transactions contemplated herein to which Mid-Power is a Party.

         (c) Red Star shall have received a certificate as to the good standing of Mid-Power and MergerCo.

         (d) The representation and warranties of Mid-Power contained in this Agreement and in other instruments contemplated herein and any certificate, document or other agreement delivered pursuant thereto shall be true and correct as of the Effective Time as though made at the Effective Time.

         (e) Mid-Power shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement or any instrument contemplated herein to be performed or complied with by it or them on or prior to the Effective Time.

         (f) Red Star shall have received a certificate dated the Closing Date and signed by the duly authorized chief executive officer and principal accounting or financial officer or officers of Mid-Power to the effect that the representations and warranties of Mid-Power set forth in this Agreement are true and correct as of the date of the certificate; there has been no material adverse change to the financial condition, business or operations of Mid-Power nor has any event occurred that, with the lapse of time or giving of notice of both, may cause or create any material adverse change in the financial condition, business or operations of Mid-Power up to and including the date of the certificate; all conditions required by this Agreement to have been met, satisfied or performed by Mid-Power have been met; and all authorizations, consents, approvals, registrations and/or filings with any third party, governmental body, agency or court required in connection with the execution and delivery of the documents by Mid-Power have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required.

         (g) Red Star shall receive, within a reasonable time after the Effective Date, a certificate from the Secretary of State of the State of Nevada to the effect that there are no encumbrances of record on the Assets of Mid-Power, other than those disclosed in the Mid-Power Schedules.

         (h) Red Star shall have received further documents, certificates or instruments relating to the transactions contemplated hereby as Red Star may reasonably request.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.01. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or any document delivered pursuant hereto on or prior to the Effective Time shall survive the Closing of the transactions to be consummated on the Effective Time.

         Section 9.02. Notices to Parties. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied or mailed by registered or certified mail (return receipt requested) to the persons at the following addresses (or at such other address for a Party as shall be specified by like notice):

         (a)      If to Mid-Power, to:

                  Mid-Power Service Corporation
                  3800 Howard Hughes Parkway
                  Suite 860
                  Las Vegas, Nevada  89109

         (b)      If to Red Star, to:

                  Red Star, Inc.
                  200 Rancho Circle
                  Las Vegas, Nevada  89107-4601

         Section 9.03. Notice to Third Parties. All notices to Mid-Power's customers, suppliers and other third parties and all other publicity or releases relating to the transactions contemplated hereby and issued between the date of this Agreement and the Effective Time will be approved by all Parties hereto prior to release or dissemination.

         Section 9.04. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms such as "herein," "hereof" and "hereinafter" refer to this Agreement as a whole and not to the particular sentence or paragraph where they appear, unless the context otherwise requires. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.

         Section 9.05. Drafting Party. The provisions of this Agreement and the documents and instruments referred to herein have been examined, negotiated, drafted and revised by counsel for each Party hereto and no implication shall be drawn nor made against any Party hereto by virtue of the drafting of this Agreement.

         Section 9.06. Attorney Fees. If any action is brought by any Party against another Party or Parties to enforce this Agreement or any provision contained herein, the prevailing Party shall be entitled to recover from the other Party or Parties reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action.

         Section 9.07. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability or any other provisions of this Agreement, which shall remain in full force and effect in such jurisdiction, or the validity or enforceability of such provision in any other jurisdiction.

         Section 9.08. Specific Performance. The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 9.09. Miscellaneous. This Agreement, including the exhibits and related documents mentioned herein:

                  (a) except as otherwise set forth hereinabove, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof;

                  (b) is not intended to and shall not confer upon any other person any rights or remedies hereunder or otherwise with respect to the subject matter hereof;

                  (c) shall not be transferred or assigned by any Party without the prior written consent of all other Parties;

                  (d) shall be governed in all respects, including validity, interpretation and effect by the laws of the state of nevada;

                  (e) may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute a single agreement; and

                  (f) shall be binding upon and inure to the benefit of each of the Parties hereto and to their respective transferees, successors and assigns.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by and through their respective presidents, hereunto duly authorized, all as of the date first above written.

MID-POWER SERVICE CORPORATION,                      RED STAR, INC.,
a Nevada corporation                                a Nevada corporation


By:  /s/ James W. Scott                             By: /s/ Edward Mike Davis
    -----------------------------------------          -------------------------
         JAMES W. SCOTT                                   EDWARD MIKE DAVIS
         President                                        President


MID-POWER RESOURCE CORPORATION,
a Nevada corporation



By:  /s/ James W. Scott
    -----------------------------------------
           JAMES W. SCOTT
           President


Solely as to the provisions of Sections 2.08, 2.11, 2.23, 5.02 and Article VI of the foregoing agreement,


/s/ Edward Mike Davis
---------------------------------
Edward Mike Davis